Exhibit 1.01 to Form SD

Infoblox Inc.
Conflict Minerals Report
For The Reporting Period January 1 to December 31, 2014

This Conflict Minerals Report (“CMR”) has been prepared by Infoblox Inc. (herein referred to, alternatively, as “Infoblox,” “we” and “our”). This CMR for the reporting period January 1 to December 31, 2014 is presented to comply with the final conflict minerals implementing rules (“Final Rules”) promulgated by the Securities and Exchange Commission (“SEC”), as modified by SEC guidance issued on April 29, 2014 and the SEC order issued on May 2, 2014. The Final Rules were adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as codified in Section 13(p) of the Securities Exchange Act of 1934. The Final Rules impose certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum, tungsten and gold.
To comply with the Final Rules, we conducted due diligence on the origin, source and chain of custody of the conflict minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to ascertain whether these conflict minerals originated in the Democratic Republic of Congo or an adjoining country (collectively, “Covered Countries”) and financed or benefited armed groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries.

Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, Infoblox is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore makes no conclusion in this regard in the report presented herein.  Furthermore, given that Infoblox has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

I.	Company Overview

Infoblox Inc. is a leader in network control, network automation and domain name system (DNS) security through appliance-based solutions that enable and secure dynamic networks and next-generation data centers. Our solutions combine real-time IP address management, automation of key network control, change and configuration management processes and DNS based infrastructure security in purpose-built physical and virtual appliances.

II.	Product Overview

We offer solutions that combine real-time IP address management, automation of key network control, change and configuration management processes and DNS based infrastructure security through a range of purpose-built physical and virtual appliances that are integrated with our proprietary software and provide varying levels of performance targeted to meet specific end customer needs. Our appliances can be deployed on a stand-alone basis or in combinations utilizing our Grid architecture across a variety of network environments.

III.	Supply Chain Overview

Infoblox outsources the assembly and production of the appliance products to contract manufacturers. Based on forecasts provided by Infoblox, these contract manufacturers manage inventory and supply of the components and materials used in the production of Infoblox products, including purchasing of the components and materials. While Infoblox ordinarily specifies and/or validates components to be used in its products, Infoblox typically does not have direct contractual relationships with the component suppliers, as such components and materials are normally purchased by the contract manufacturer. For purposes of this CMR, references to our “products” refer to our appliance products, and references to our “suppliers” refer to our direct product suppliers.

IV.	Conflict Minerals Analysis and Reasonable Country of Origin Inquiry

Based upon a review of our products and our reasonable country of origin inquiry (“RCOI”), we have concluded that:

•	our products contain conflict minerals that are necessary to the production or functionality of such products; and

•	we are unable to determine whether the conflict minerals present in our products originate in the Covered Countries.

We are therefore required by the Final Rules to file with the SEC a Form SD and a Conflict Minerals Report as an exhibit thereto.

V.	Design of Due Diligence Measures

Infoblox designed its due diligence with respect to the source and chain of custody of the conflict minerals contained in its products based on the five-step framework set forth in the Second Edition of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (the “OECD Guidance”).

VI.	Due Diligence Measures Performed by Infoblox

Infoblox performed the following due diligence measures in accordance with the OECD Guidance and the Final Rules:

OECD Guidance Step #1: Establish Strong Company Management Systems

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Infoblox maintains a Conflict Minerals Policy (the “Conflict Minerals Policy”) that sets forth (i) its commitment to complying with the Final Rules, (ii) its expectations of its suppliers regarding supporting Infoblox’s compliance activities, and (iii) its policies and practices with respect to the engagement of suppliers and the implementation of risk mitigation measures. The Conflict Minerals Policy can be found on our website at www.infoblox.com/company/legal/conflict-minerals.

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The implementation of Infoblox’s RCOI and the conducting of due diligence on the source and chain of custody of Infoblox’s necessary conflict minerals are managed by Infoblox’s Supply Chain Management and Legal Groups. In May 2014, oversight and review with respect to these processes was undertaken by the Audit Committee (the “Audit Committee”) of our Board of Directors (the “Board”). To the extent that red flags or other issues are identified in the supplier data acquisition or engagement processes, these issues and red flags will be addressed first by the responsible individuals within the Supply Chain Management and Legal Groups and then subsequently reported to and reviewed by the Audit Committee at regularly scheduled meetings of the Audit Committee on an annual basis.

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The Supply Chain Management and Legal staff responsible for conflict minerals compliance (i) have received training regarding conflict minerals compliance and (ii) are required to be familiar with Infoblox’s Conflict Minerals Policy and with Infoblox’s conflict minerals-related processes and procedures.

•	Records of material conflict minerals-related documentation are maintained electronically by Infoblox for a period of five (5) years from the date of creation.

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Infoblox’s existing suppliers have been provided with a copy of the Conflict Minerals Policy, and new suppliers will be provided with a copy of the Conflict Minerals Policy as part of Infoblox’s standard supplier onboarding process. In addition, in May 2014, a conflict minerals compliance provision (the “Conflict Minerals Contractual Provision”) was added to Infoblox’s form manufacturing agreement requiring suppliers to (i) comply with the Conflict Minerals Policy and (ii) cooperate with Infoblox in providing the information required by the CMRT. Infoblox requested that the Conflict Minerals Contractual Provision be incorporated into new manufacturing agreements entered into in the 2014 reporting year, and no existing manufacturing agreements were negotiated for renewal in the 2014 reporting year.

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Infoblox’s Whistleblower and Complaint Policy (the “Whistleblower Policy”) is designed to provide a confidential avenue of communication for reporting violations of (i) Infoblox’s policies, (ii) accounting, internal controls and auditing matters, or (iii) applicable laws, governmental rules and regulations, including disclosures in reports filed with the SEC and other public disclosures that are not full, fair, accurate, timely and understandable. For this reason, the Whistleblower Policy includes and encompasses the reporting of improper activities in connection with the preparation of Infoblox’s Form SD pursuant to the Conflict Minerals Rules and the Conflict Minerals Policy.

OECD Guidance Step #2: Identify and Assess Risk in the Supply Chain

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Infoblox requests that its suppliers complete in full the Electronic Industry Citizenship Coalition/Global e-Sustainability Initiative Conflict Minerals Reporting Template (the “CMRT”). The CMRT is used to provide Infoblox with information regarding its suppliers’ practices with respect to the sourcing of conflict minerals to enable it to comply with its requirements under the Final Rules.

•	Infoblox’s Supply Chain Management Group manages the collection of information reported on the CMRT by its suppliers.

•	Infoblox utilizes a series of escalating responses to address the failure of a supplier to provide the information required by the CMRT.

OECD Guidance Step #3: Design and Implement a Strategy to Respond to Identified Risks

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If, on the basis of red flags that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Infoblox determines that there is a reasonable risk that a supplier is sourcing conflict minerals that are directly or indirectly financing or benefiting armed groups, Infoblox will enforce the Conflict Minerals Policy and the Conflict Minerals Contractual Provision binding such supplier (if any) by means of a series of escalations.

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Such escalations may range from prompt engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by Infoblox from the applicable supplier.

OECD Guidance Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Given that we do not have a direct relationship with the smelters and refiners that process the conflict minerals that are present in our products, we rely on the Conflict-Free Sourcing Initiative (the “CFSI”) to conduct third-party audits of smelters and refineries.

OECD Guidance Step #5: Report on Supply Chain Due Diligence

As required by the Final Rules, we have filed a Form SD and a Conflict Minerals Report as an exhibit thereto for the 2014 reporting year. The Form SD and Conflict Minerals Report are also available on our website at ir.infoblox.com/phoenix.zhtml?c=251270&p=irol-sec.

VII.	Smelters or Refineries Identified

As a result of Infoblox’s reasonable country of origin inquiry, four (4) suppliers, representing 80% of our direct suppliers, provided completed CMRTs to Infoblox. Infoblox’s suppliers identified the names of 260 smelters or refineries from which they source conflict minerals. Of those smelters, 143 smelters, or approximately 55%, have been certified by the CFSI’s Conflict-Free Smelter Program (the “CFSP”). The remainder of the smelters and refineries are not, at this time, certified by the CFSP. With respect to these smelters and refineries, although we were not able to determine the mines or locations of origin of the conflict minerals sourced from such smelters and refineries, we were able to determine their country locations. Attached as Addendum A to this CMR is a list of such country locations, grouped according to the specific conflict mineral processed by such smelters or refineries.

VIII.	Steps to Mitigate Risk

Infoblox intends to take the following steps to mitigate the risk that its necessary conflict minerals benefit armed groups:

•	Continue to engage with suppliers to obtain complete CMRTs;

•	Encourage the development of supplier capabilities to perform conflict-minerals related due diligence by the implementation of risk mitigation measures, as appropriate; and

•	Provide ongoing training regarding emerging best practices and other relevant topics to Supply Chain Management and Legal staff responsible for conflict minerals compliance.

FORWARD LOOKING STATEMENTS
Statements relating to due diligence improvements are forward-looking in nature and are based on Infoblox’s management's current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of Infoblox’s control and which could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third party materials or references to websites (including Infoblox’s) are not incorporated by reference in, or considered to be a part of this CMR, unless expressly incorporated by reference herein.

Addendum A
Non-CFSP-Certified Smelter and Refinery Country Locations by Mineral

Mineral	Country Locations
Tin	Belgium Bolivia Brazil China Indonesia Japan Malaysia Peru Philippines Poland Russian Federation Taiwan Thailand United States Vietnam
Tantalum	Austria Brazil China Estonia Germany India Japan Kazakhstan Mexico Russian Federation Thailand United States Vietnam
Tungsten	Austria China Germany Japan Russian Federation United States Vietnam
Gold
Australia
Belgium
Brazil
Canada
China
Germany
Hong Kong
Indonesia
Italy
Japan
Kazakhstan
Korea, Republic of
Kyrgyzstan
Mexico
Netherlands
Philippines
Russian Federation
Saudi Arabia
Singapore
South Africa
Spain
Sweden
Switzerland
Taiwan
Thailand
Turkey
United States
Uzbekistan